CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Holland Series Fund, Inc. and to the use of our report dated November 21, 2013 on the financial statements and financial highlights of Holland Balanced Fund, a series of shares of Holland Series Fund, Inc. Such financial statements and financial highlights appear in the September 30, 2013 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 28, 2014